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Exhibit 3.15

CERTIFICATE OF FORMATION
OF
DIRECTV HOME SERVICES, LLC

        Jan L. Williamson is duly executing this Certificate of Formation of DIRECTV Home Services, LLC as an authorized person to form a limited liability company under the Delaware Limited Liability Company Act.

        1.     The name of the limited liability company is DIRECTV Home Services, LLC.

        2.     The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        3.     This Certificate of Formation shall be effective on the date of filing.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of DIRECTV Home Services, LLC this 22nd day of June 2004.

Jan L. Williamson Authorized Person

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CERTIFICATE OF FORMATION OF DIRECTV HOME SERVICES, LLC